Exhibit 99.1

Milagro Oil & Gas, Inc. Announces Second Quarter 2012 Financial Results

and Provides Operational Update

Houston, August 15, 2012 – Milagro Oil & Gas, Inc. (the “Company”) today announced financial results for the second quarter ended June 30, 2012.

Highlights

•	Increased oil and natural gas liquids production to 3.1 MBopd for the quarter, an 11% volume increase over the prior year quarter

•	Successfully drilled three development wells in the Magnet Withers Field and completed 30 capital workovers for a net production increase of 543 Boepd

•	Revenue of $47.2 million and net income of $8.9 million for the quarter

•	EBITDA of $20.5 million for the quarter, an 8% increase over second quarter 2011

Summary Financial Results

The Company reported net income of approximately $8.9 million for the second quarter of 2012 compared to net income of $2.7 million for the second quarter of 2011. This $6.2 million increase relates primarily to higher realized derivative revenues of approximately $7.6 million and unrealized revenues of approximately $0.7 million, lower expenses of approximately $3.0 million, and a lack of interest rate derivatives in 2012 compared to a loss in 2011 of approximately $0.8 million for the three months ended June 30, 2011. This increase in net income was offset by lower oil, NGL, and natural gas revenues of approximately $5.9 million primarily due to lower prices.

Revenues for the second quarter of 2012 were approximately $47.2 million, which is a 5% increase from revenues of approximately $44.8 million reported for the same period of 2011. This increase is the result of a higher hedge revenue of approximately $8.3 million which consisted of approximately $7.6 million of realized hedge revenues and $0.7 million of unrealized hedge revenues, which was offset by a decrease of approximately $5.9 million in oil and gas revenues due to lower prices for all three of our commodities and lower overall production.

Production for the second quarter of 2012 was 671 MBoe or 7.4 MBoepd, as compared to 723 MBoe or 7.9 MBoepd, for the second quarter of 2011. This 7% decline is mainly attributable to a natural decline in production and the delay of scheduled gas drilling projects due to marginal natural gas prices.

The weighted average sales price (prior to realized hedge commodities settlements) for the first quarter of 2012 was $43.62 per Boe as compared to $48.58 per Boe during the same period of the prior year. The realized weighted average price (after realized hedge commodity settlements) for the first quarter of 2012 was $53.41 per Boe compared to $47.08 per Boe for the first quarter of 2011. The price differences are mainly attributable to higher crude prices offset by lower natural gas prices year over year.

Production costs for the second quarter of 2012 were approximately $11.9 million, or $17.80 per Boe, compared to $12.2 million, or $16.92 per Boe, for the same period of the prior year. The majority of the decrease relates to lower workover expenses that were partially offset by higher taxes other than income.

Depreciation, depletion and amortization expense was approximately $13.0 million for the three months ended June 30, 2012, as compared to approximately $12.3 million for the same period in 2011. The majority of this expense relates to the depletion of our oil and gas assets, which increased due to a higher rate of depletion but was offset due to lower production.

General and administrative expenses for the second quarter of 2012 decreased by approximately $0.5 million, or 12%, to $3.6 million compared to $4.0 million for the second quarter of 2011. The decrease is primarily a result of lower compensation, bonus, and professional services related to our indebtedness.

During the three months ended June 30, 2012, we spent approximately a net $6.0 million in capital expenditures to support our business plan. Of this amount, we spent approximately $2.2 million on drilling and completion activities. We spent approximately $4.7 million on workover and recompletion activities. We spent approximately $0.3 million to continue lease acquisitions primarily in Oklahoma to support the future development of conventional reserves and in Louisiana to acquire prospective acreage. We also spent approximately $0.1 million of capital expenditures related primarily to facilities and vehicles. We had zero plug and abandonment costs but we received approximately $1.3 million in insurance proceeds related to plug and abandonment.

Borrowing Base and Liquidity

As of June 30, 2012, there was approximately $118.8 million outstanding, with availability of approximately $46.3 million, under the 2011 Credit Facility. The borrowing base under the 2011 Credit Facility, which is subject to semi-annual redeterminations, was $165 million as of June 30, 2012.

Drilling Update

To date Milagro has drilled or participated in eight wells in 2012. The key results include three wells drilled at the Magnet Withers Field (Wharton and Matagorda County, TX) and three high yield gas wells in the Barnett Shale (Wise County, TX).

The three wells drilled at Magnet Withers added 150% of the AFE estimated reserves and they were drilled for 13% under AFE cost estimates. The incremental daily production from these wells was approximately 440 Boepd.

Milagro participated with Devon in the drilling of a Barnett Shale high yield gas well in Wise County, TX, and the completion of one 2011 carryover well. The well drilled in the first half of 2012 is currently waiting to be fracked. The 2011 carryover well had an initial production rate of 3.2 MMcfpd. Since the end of the second quarter of 2012, a third well has been drilled and is currently being completed.

We are currently drilling a fourth Magnet Withers well and a well in Ellis County, OK which will test the Cottage Grove formation.

Selected Financial and Operational Data

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,397	$9,356
Accounts receivable:
Oil and gas sales	18,295	22,288
Joint interest billings and other — net of allowance for doubtful accounts of $448 and $831 at June 30, 2012 and December 31, 2011, respectively	1,475	1,124
Derivative assets	12,246	11,405
Prepaid expenses and other	2,826	3,041

Total current assets	36,239	47,214
PROPERTY, PLANT AND EQUIPMENT:
Oil, NGL and natural gas properties — full cost method:
Proved properties	1,291,673	1,279,276
Unproved properties	15,258	14,914
Less accumulated depreciation, depletion and amortization	(849,653)	(812,364)

Net oil, NGL and natural gas properties	457,278	481,826
Other property and equipment, net of accumulated depreciation of $6,482 and $6,114 at June 30, 2012 and December 31, 2011, respectively	926	1,236

Net property, plant and equipment	458,204	483,062
DERIVATIVE ASSETS	7,859	6,875

OTHER ASSETS:
Deferred financing cost	6,853	7,856
Advance to affiliate	2,487	2,391
Other	4,218	6,379

Total other assets	13,558	16,626

TOTAL	$515,860	$553,777

	June 30, 2012	December 31, 2011
LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$6,904	$4,875
Accrued liabilities	23,095	33,185
Accrued interest payable	3,858	4,074
Derivative liabilities	—	5,186
Asset retirement obligation	4,140	3,199

Total current liabilities	37,997	50,519
NONCURRENT LIABILITIES:
Long term debt (Note 7)	363,322	381,879
Asset retirement obligation	42,327	41,441
Derivative liabilities	—	853
Other	3,289	3,931

Total noncurrent liabilities	408,938	428,104
Total liabilities	446,935	478,623

MEZZANINE EQUITY
Redeemable series A preferred stock (Note 9)	235,126	234,558

COMMITMENT AND CONTINGENCIES (Note 12)
STOCKHOLDER’S DEFICIT:
Common shares, (par value, $.01 per share; shares authorized: 1,000,000; shares issued and outstanding: 280,400 as of June 30, 2012 and December 31, 2011)	3	3
Additional paid-in capital	(66,813)	(66,813)
Accumulated deficit	(99,391)	(92,594)

Total stockholder’s deficit	(166,201)	(159,404)
TOTAL	$515,860	$553,777

MILAGRO OIL AND GAS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Oil, NGL and natural gas revenues	$29,266	$35,125	$62,606	$69,465
Gain (Loss) on commodity derivatives, net	17,955	9,649	18,548	(3,564)

Total revenues	47,221	44,774	81,154	65,901

COSTS AND EXPENSES:
Gathering and transportation	385	371	803	697
Lease operating	8,761	9,614	18,269	18,591
Environmental remediation	—	—	—	1,984
Taxes other than income	2,799	2,247	5,852	4,285
Depreciation, depletion and amortization	13,035	12,343	26,105	25,131
Full cost ceiling impairment	—	—	11,552	—
General and administrative	3,555	4,030	5,837	7,122
Accretion	932	780	1,819	1,573

Total costs and expenses	29,467	29,385	70,237	59,383

Operating income	17,754	15,389	10,917	6,518

OTHER EXPENSE (INCOME):
Net loss on interest rate derivatives	—	843	—	914
Other income	(77)	(20)	(153)	(70)
Interest and related expenses, net of amounts capitalized	8,983	10,824	17,867	24,057
Loss on extinguishment of debt	—	1,027	—	1,027

Total other expense	8,906	12,674	17,714	25,928

INCOME (LOSS) BEFORE INCOME TAX	8,848	2,715	(6,797)	(19,410)

INCOME TAX EXPENSE	—	—	—	—

NET INCOME (LOSS)	8,848	2,715	(6,797)	(19,410)

Preferred dividends	7,836	3,844	15,422	3,844

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$1,012	$(1,129)	$(22,219)	$(23,254)

Non-GAAP Financial Measures

EBITDA (earnings before interest, taxes, depreciation, and amortization) represents total net income (loss) before net impact from interest rate derivatives, interest and related expenses (net of amounts capitalized), income tax expense (benefit), loss on extinguishment of debt, depreciation, depletion and amortization and full cost ceiling impairments. Adjusted EBITDA represents EBITDA adjusted for unrealized hedging gains/losses, accretion on asset retirement obligations, stock-based compensation, and non-recurring costs. The Company has reported EBITDA and Adjusted EBITDA because the Company believes it is a measure commonly reported and widely used by investors as an indicator of a company’s operating performance. The Company believes EBITDA and Adjusted EBITDA assist investors in comparing a company’s performance on a consistent basis. Neither EBITDA nor Adjusted EBITDA is a calculation based on GAAP, and should not be considered an alternative to net income in measuring the Company’s performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in the Company’s consolidated statements of cash flows. Investors should carefully consider the specific items included in the Company’s computation of EBITDA and Adjusted EBITDA. While EBITDA and Adjusted EBITDA have been disclosed herein to permit a more complete comparative analysis of the Company’s operating performance relative to other companies, investors should be cautioned that EBITDA and Adjusted EBITDA as reported by the Company may not be comparable in all instances to EBITDA and Adjusted EBITDA as reported by other companies. EBITDA and Adjusted EBITDA amounts may not be fully available for management’s discretionary use due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on the Company’s GAAP results.

MILAGRO OIL & GAS, INC.

RECONCILIATION OF EBITDA

(In thousands)

	Three Months Ended June 30,
	2012	2011
Net Income (loss)	$8,847	$2,716
Net (gain) loss on interest rate derivatives	$—	$842
Income tax expense (benefit)	$—	$—
Interest and related expenses, net of amounts capitalized	$8,983	$10,824
Loss on extinguishment of debt	$—	$1,027
Depreciation, depletion and amortization	$13,035	$12,343
Ceiling test write-down	$—	$—
EBITDA	$30,864	$27,752
Hedged revenue, unrealized (gain) loss	$(11,388)	$(10,734)
Accretion of asset retirement obligation	$932	$780
Stock-based compensation	$—	$—
Bad debt expense	$—	$—
Non-recurring costs
OPEX	$—	$—
G&A	$109	$1,218
ADJUSTED EBITDA	$20,518	$19,016

Conference Call

Company management will hold a conference call to discuss the information described in this press release and in the financial statements for the second quarter of 2012 on August 16, 2012 at 10:00 AM Central Standard Time. Participants are invited to dial in to the conference call by dialing 1-877-408-3431 a few minutes prior to the commencement of this call. The Conference ID for the conference call is 19563279. An encore presentation of the call will be available until September 1, 2012. Callers may access this recording by dialing 1-855-859-2056. The Conference ID for the encore presentation is 19563279.

About Milagro Oil & Gas

Milagro Oil & Gas, Inc. is an independent energy company based in Houston, Texas that is engaged in the acquisition, development, exploitation, and production of oil and natural gas. The Company’s historic geographic focus has been along the onshore Gulf Coast area, primarily in Texas, Louisiana, and Mississippi. The Company operates a significant portfolio of oil and natural gas producing properties and mineral interests in this region and has expanded its footprint through the acquisition and development of additional producing or prospective properties in North Texas and Western Oklahoma.

Additional information on Milagro Oil & Gas, Inc. is available on the Company’s website at http://www.MilagroExploration.com.

Contact: Milagro Oil & Gas, Inc., Houston, Texas, Robert D. LaRocque, 713-750-1638

Source: Milagro Oil & Gas, Inc.